FOR IMMEDIATE RELEASE
November 4, 2004

Extendicare Health Services, Inc. Achieves Strong Third Quarter Results

•	Announces definitive agreement to acquire Assisted Living Concepts, Inc; 177 assisted living facilities representing 6,838 units for $280 million

•	Net earnings of $10.5 million

•	EBITDA margin of 15.3%

•	Medicare census of 16.2%

•	Nursing home occupancy increases to 92.6%

MILWAUKEE, WISCONSIN – Extendicare Health Services, Inc. (EHSI) reported net earnings of $10.5 million in the three months ended September 30, 2004, up from $5.4 million in the same 2003 quarter. The 2004 third quarter results included a $2.0 million loss on the valuation of interest rate caps, a loss on disposal of assets and impairment of long-lived assets of $4.6 million, and a loss on retirement of debt of $0.2 million. The after-tax impact of these items was a loss of $4.2 million.

EHSI is a wholly owned subsidiary of Extendicare Inc. (TSX: EXE and EXE.A; NYSE: EXE.A).

In a separate news release issued today, EHSI announced an agreement to acquire Assisted Living Concepts, Inc. of Dallas, Texas.

“EHSI continued its positive performance, generating strong revenues, margins and net income,” said Mel Rhinelander, Chairman and Chief Executive Officer of EHSI. “As a result, our balance sheet continues to strengthen. Lower debt levels and improved earnings have reduced EHSI’s debt-to-equity ratio to 1.4 to 1 from 2.1 to 1 at the beginning of 2004.”

EHSI’s Medicare patient census on a same-facility basis increased to 16.2% of total nursing home census in the 2004 third quarter compared to 15.2% in the 2003 third quarter. However, it reflected a slight decline compared to 16.5% in the 2004 second quarter. On a same-facility basis, EHSI’s total average daily census in its nursing homes increased to 12,668 in the 2004 third quarter, compared to 12,504 in the same period last year and 12,545 in the 2004 second quarter.

At the end of August 2004, the State of Pennsylvania announced a retroactive increase in its Medicaid rates for the period July 1, 2003 to June 30, 2004. As a result, the Company recorded a revenue pickup of $4.6 million in the 2004 third quarter related to prior periods.

Nursing home providers also received a 2.8% annual inflationary Medicare rate increase effective October 1, 2004, which will assist EHSI in offsetting rising resident care costs.

Quarters ended September 30, 2004 and September 30, 2003
Revenue increased $22.4 million or 10.2% over the prior year quarter. Nursing and assisted living facilities no longer operated by the Company contributed $2.4 million and $6.5 million to revenue prior to their disposal for the 2004 and 2003 periods, respectively. Revenue from ongoing operations increased by $26.5 million or 12.4% over the prior year period due to: an average increase in payor rates of $11.1 million; Pennsylvania Medicaid retroactive funding of $4.6 million; revenue from new facilities acquired or built of $4.3 million; improvements in census and patient mix of $4.2 million; increased nursing home ancillary services of $1.7 million, and other revenue of $0.6 million.

EBITDA increased $11.1 million to $37.1 million in the 2004 third quarter from $26.0 million in the same quarter last year. EBITDA as a percent of revenue rose to 15.3% from 11.8% in the 2003 third quarter.

Cash flow from operations was negatively impacted this quarter by an increase in payments for self-insured liabilities to $6.5 million compared to $3.2 million in the same 2003 quarter. This increase related to the discontinued Florida and Texas operations, as management continues to close out the backlog of claims.

Nine Months ended September 30, 2004 and September 30, 2003
Net earnings for the nine months ended September 30, 2004 rose $16.7 million to $28.6 million from net earnings of $11.9 million in the same prior year period. Results for the first nine months of 2004 included a $6.4 million loss on the valuation of interest rate caps, a loss on disposal of assets and impairment of long-lived assets of $1.7 million, and a loss on refinancing and retirement of debt of $6.5 million. The after-tax impact of these items was a loss of $9.1 million in 2004. Earnings prior to these items rose to $37.7 million compared to $11.9 million in the same 2003 period.

Revenue increased $62.5 million or 9.7% over the prior year period. Nursing and assisted living facilities no longer operated by the Company contributed $14.2 million and $19.3 million to revenue prior to their disposal for the 2004 and 2003 periods, respectively. Revenue from ongoing operations increased by $67.7 million or 10.8% over the prior year period due to: an average increase in payor rates of $37.9 million; improvements in census and patient mix of $11.6 million; revenue from new facilities acquired or built of $8.6 million; increased nursing home ancillary services of $4.2 million; and other revenue of $5.4 million.

EBITDA increased 44.3% to $102.5 million in the first nine months of 2004 from $71.1 million in the same period last year. EBITDA as a percent of revenue rose to 14.5% from 11.0% in the 2003 period.

Year-to-date net interest costs decreased $7.8 million to $15.7 million. The Company recorded interest income of $2.6 million in 2004 related to the settlement of a note receivable. The remaining $5.2 million improvement was primarily due to lower average interest rates and debt levels.

Other Items
Included in the loss on disposal of assets and impairment of long-lived assets of $4.6 million reported in the 2004 third quarter was a charge of $4.0 million on the write-off of EHSI’s Omnicare, Inc. warrants.

Extendicare Health Services, Inc. of Milwaukee, Wisconsin is a wholly owned subsidiary of Extendicare Inc. Through its subsidiaries, Extendicare Inc. currently operates 266 long-term care facilities across North America, with capacity for over 27,700 residents. As well, through its operations in the United States, Extendicare offers medical specialty services such as subacute care and rehabilitative therapy services, while home health care services are provided in Canada. The Company employs 34,900 people in the United States and Canada.

In a separate news release issued today, Extendicare Inc. announced its 2004 third quarter financial results. On November 5, 2004, at 10:00 a.m. (ET), Extendicare Inc. will hold a conference call to discuss its results for the third quarter. The call will be webcast live, and archived, in the investor information section of Extendicare’s website, www.extendicare.com. Alternatively, the call in number is 1-800-387-6216 or 416-405-9328. For those unable to listen to the call live, a taped rebroadcast will be available from two hours after completion of the live call until midnight on November 19, 2004. To access the rebroadcast, dial 1-800-408-3053 or 416-695-5800, conference ID number 3103104. Also, a supplemental information package containing historical annual and quarterly financial results and operating statistics on the Company can be found on the website under Investor Information/Investor Documents/Supplemental Information.

The attached statements reflect certain reclassifications to the prior period figures to conform to the 2004 presentation.

Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan” or “objective” or other similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in Extendicare Inc.’s or Extendicare Health Services, Inc.’s filings with Canadian and United States securities regulators and include, but are not limited to, the following: changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and the Company’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against the Company; the Company’s ability to attract and retain qualified personnel; the availability and terms of capital to fund the Company’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information, and the Company assumes no obligation to update any forward-looking statement.

For further information, contact:

Extendicare Inc.
Christopher Barnes
Manager, Investor Relations
Phone: (905) 470-5483
Fax: (905) 470-4003
Email: cbarnes@extendicare.com

Visit Extendicare’s Website @ www.extendicare.com

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Earnings

	Three months ended		Nine months ended
(thousands of U.S. dollars)	September 30		September 30
	2004	2003	2004	2003
Revenues
Nursing and assisted living centers	235,004	212,827	685,090	623,836
Outpatient therapy	2,847	3,017	8,521	8,745
Other	4,578	4,186	13,647	12,133

	242,429	220,030	707,258	644,714
Operating and administrative costs	203,148	191,712	598,026	566,812
Lease costs	2,222	2,298	6,715	6,834

EBITDA (note 1)	37,059	26,020	102,517	71,068
Depreciation and amortization	8,805	9,409	26,317	27,719
Interest expense	4,974	8,511	19,832	25,572
Interest income	(224)	(674)	(4,113)	(2,015)
Valuation adjustment on interest rate caps	2,030	(225)	6,423	(9)
Loss (gain) on disposal of assets and impairment
of long-lived assets	4,573	–	1,716	–
Loss on refinancing and retirement of debt	152	–	6,484	–

Earnings before income taxes	16,749	8,999	45,858	19,801
Income tax expense	6,289	3,598	17,225	7,931

Net earnings	10,460	5,401	28,633	11,870

Note:

(1)	EBITDA refers to earnings before interest, taxes, depreciation, amortization, valuation adjustment on interest rate caps, loss (gain) on disposal of assets and impairment of long-lived assets, and loss on refinancing and retirement of debt.

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
(thousands of U.S. dollars)	September 30		September 30
	2004	2003	2004	2003
Operating activities
Net Earnings	10,460	5,401	28,633	11,870
Adjustments to reconcile net earnings to net cash provided from operating activities
Depreciation and amortization	8,805	9,409	26,317	27,719
Provision for self-insured liabilities	1,650	1,500	4,950	4,500
Payments for self-insured liabilities	(6,489)	(3,159)	(11,386)	(13,478)
Provision for uncollectible accounts receivable	2,632	3,055	8,626	8,152
Amortization of deferred financing costs	413	372	1,252	1,118
Valuation adjustment on interest rate caps	2,030	(225)	6,423	(9)
Loss on disposal of assets and impairment of long-lived assets	4,573	–	1,716	–
Loss on refinancing and retirement of debt	152	–	6,484	–
Deferred income taxes	(2,633)	519	(12,127)	2,881

	21,593	16,872	60,888	42,753
Changes in assets and liabilities
Accounts receivable	(5,041)	418	(3,010)	233
Supplies, inventories and other current assets	134	934	(922)	(121)
Accounts payable and accrued liabilities	(1,585)	(3,697)	1,127	(5,977)
Income taxes	(30)	(20)	(196)	114
Current due to shareholder and affiliates	82	(1,042)	8,905	(1,665)

Cash provided from operating activities	15,153	13,465	66,792	35,337

Investing activities
Payments for purchases of property and equipment	(6,226)	(5,799)	(17,973)	(14,369)
Payments for new construction projects	(2,391)	(962)	(9,334)	(1,267)
Acquisitions	–	–	(6,454)	–
Proceeds from sale of property and equipment	4,850	–	4,850	–
Proceeds from sale of investments	–	–	4,894	–
Proceeds from completion of divestiture agreement	–	–	10,000	–
Proceeds from repayment of notes receivable	–	–	20,552	–
Other assets	(2,156)	(114)	(2,385)	623

Cash provided from (used for) investing activities	(5,923)	(6,875)	4,150	(15,013)

Financing activities
Issue of long-term debt	–	–	128,082	–
Payments of long-term debt	(9,674)	(2,132)	(228,862)	(2,391)
Payment of financing costs	(58)	–	(13,165)	–
Advances from shareholder and affiliate	–	–	22,900	–
Other long-term liabilities	91	136	308	580

Cash used for financing activities	(9,641)	(1,996)	(90,737)	(1,811)

Increase (decrease) in cash and cash equivalents	(411)	4,594	(19,795)	18,513
Cash and cash equivalents beginning of period	29,471	38,279	48,855	24,360

Cash and cash equivalents end of period	29,060	42,873	29,060	42,873

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Balance Sheets

(thousands of U.S. dollars)	September 30	December 31
	2004	2003
Assets
Current assets
Cash and cash equivalents	29,060	48,855
Accounts receivable, less allowances of $12,161 and $11,692, respectively	102,666	95,338
Assets held under divestiture agreement	–	33,723
Supplies, inventories and other current assets	8,001	7,436
Income taxes receivable	198	–
Deferred state income taxes	4,304	4,260
Due from shareholder and affiliates	25,427	37,715

	169,656	227,327
Property and equipment	448,700	448,743
Goodwill and other intangible assets	74,838	75,193
Other assets	37,253	82,086

	730,447	833,349

Liabilities and Shareholder’s Equity
Current liabilities
Accounts payable and accrued liabilities	121,178	122,286
Deposits held under divestiture agreement	–	30,000
Income taxes payable	–	23
Current portion of accrual for self-insured liabilities	18,000	18,000
Current portion of amounts due to shareholder and Affiliate	3,731	–
Current maturities of long-term debt	925	1,223

	143,834	171,532
Long-term debt	291,332	391,695
Accrual for self-insured liabilities	20,627	27,063
Other long-term liabilities	11,431	11,082
Deferred state income taxes	5,321	7,343
Due to shareholder and affiliates	46,905	41,974

	519,450	650,689
Shareholder’s equity	210,997	182,660

	730,447	833,349

EXTENDICARE HEALTH SERVICES, INC.
Financial and Operating Statistics

	Three months ended		Nine months ended
	September 30		September 30
	2004	2003	2004	2003
Components of Nursing and Assisted Living Center Revenue (millions)
Nursing	$225.4	$203.4	$656.0	$595.8
Assisted living	9.6	9.4	29.1	28.0

	$235.0	$212.8	$685.1	$623.8

Nursing Center Statistics
Percent of Revenue by Payor Source (same-facility basis)
Medicare	30.7%	27.8%	32.0%	28.8%
Private/other	17.2	18.3	17.5	18.5
Medicaid	52.1	53.9	50.5	52.7
Average Daily Census by Payor Source (same-facility basis)
Medicare	2,052	1,906	2,092	1,914
Private/other	2,117	2,113	2,104	2,126
Medicaid	8,499	8,485	8,375	8,420

	12,668	12,504	12,571	12,460
Percent of Average Daily Census by Payor Source (same-facility basis)
Medicare	16.2%	15.2%	16.7%	15.4%
Private/other	16.7	16.9	16.7	17.0
Medicaid	67.1	67.9	66.6	67.6
Average Revenue per Resident Day by Payor Source (excluding prior period settlement adjustments)
Medicare (Part A and B)	$356.88	$323.96	$353.68	$321.43
Private/other	192.36	185.29	191.59	183.71
Medicaid	139.50	133.46	137.86	130.29
Medicare Part A only	322.86	294.12	321.73	292.93
Assisted living center average daily census (same-facility basis)	1,295	1,338	1,315	1,330
Average Occupancy (excluding managed facilities) (same-facility basis)
Nursing facilities	92.6%	91.5%	91.9%	91.2%
Assisted living facilities	82.8	86.4	84.9	85.3
Combined nursing and assisted living facilities	91.6	91.0	91.2	90.6